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                                                                  EXHIBIT 10.3.1

            SECOND RESTATED AGREEMENT FOR WHOLESALE FINANCING
                          (Security Agreement)

TO:     DEUTSCHE FINANCIAL SERVICES CORPORATION     Date: August 3, 1995
        (formerly known as ITT Commercial Finance Corp. ("DFS"), a Nevada corporation
        1501 W. Fountainhead Parkway
        P.O. Box 1750, Suite 600
        Tempe, Arizona  85282 (P.O. Box Zip Code: 85280-1750)
        Facsimile No.:  (602)968-3639

     WHEREAS, in the ordinary course of business, MicroAge Computer Centers, Inc., a Delaware corporation ("MCCI") with its principal place of business located at 2400 S. MicroAge Way, Tempe, Arizona 85282-1824, Facsimile No.:
(602)929-2467, may acquire inventory from manufacturers, vendors and distributors who have approved an inventory financing program for MCCI under terms which are acceptable to DFS ("Inventory"); and

     WHEREAS, on October 31, 1988 DFS and MCCI entered into that certain Agreement For Wholesale Financing (Security Agreement) (the "Original Agreement") pursuant to which the parties agreed that DFS would finance MCCI's purchase of such Inventory in accordance with the terms and conditions of said Original Agreement; and

     WHEREAS, the Original Agreement was amended by mutual agreement of DFS and MCCI on September 29, 1989 and August 15, 1990; and

     WHEREAS, the Original Agreement was restated on October 31, 1990; and

     WHEREAS, the Original Agreement was restated on February 25, 1993; and

     WHEREAS, DFS and MCCI desire to continue, amend and restate the Original Agreement so that DFS will continue to finance MCCI's purchase of Inventory.

     NOW, THEREFORE, IT IS AGREED THAT the Original Agreement is hereby amended and restated in its entirety as follows:

1. Pursuant to a Restated and Amended Purchase Agreement dated even date herewith, between DFS, as purchaser, and MCCI and certain affiliates as sellers, DFS has agreed to provide an accounts receivable purchase facility (the "A/R Facility") requested by MCCI. DFS does hereby agree, for the term of this Agreement, to provide MCCI with (a) a line of credit to finance the purchase of Inventory by MCCI (the "Regular Line of Credit") in an amount up to Fifty Million Dollars ($50,000,000.00), and (b) a supplemental line of credit providing lending availability against inventory extended to MCCI subject to the terms of Subparagraph 9(a) of this Agreement (the "Supplemental Line of Credit") in an amount up to One Hundred Million Dollars ($100,000,000.00) (the "Supplemental Inventory Limit"), provided that the sum of (i) the aggregate outstanding balance of payments by DFS with respect to all receivables purchased by DFS under the A/R Facility that DFS has not collected, plus (ii) the aggregate outstanding balance under the Supplemental Line of Credit, does not exceed Three Hundred Fifty Million Dollars ($350,000,000.00) (the "Aggregate A/R and Supplemental Inventory Limit").

2. Subject to the terms of this Agreement, DFS shall extend credit to MCCI pursuant to the Regular Line of Credit to purchase Inventory from DFS approved vendors. DFS shall provide MCCI with the following statements (the "Statements"): (a) a Statement of Transaction which details advances of credit made to MCCI by DFS and the payment due dates of such invoices, to be provided within a reasonable time after DFS approves the financing of an invoice for Inventory purchased by MCCI; and (b) by the tenth (10th) day of every calendar

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month during the term of this Agreement, a monthly Billing Statement, which details amounts owed by MCCI to DFS under the Regular Line of Credit. MCCI will be deemed to have acknowledged the debts as stated on such Statements to be an account stated, and MCCI will be deemed to have agreed to the terms of such Statements, unless MCCI notifies DFS of any question or objection to any such Statement within ten (10) business days after the mailing of any such Statement, and such Statements will be incorporated herein by reference, will be made a part hereof as if originally set forth herein and will constitute an addendum hereto.

For purposes of this Agreement, the term "business day" means any day excluding Saturday, Sunday and any day which is a day on which DFS is closed or national banking institutions are authorized or required by law or other governmental action to close. Unless otherwise agreed in writing, if MCCI executes any instrument or document for the amount of any advance or extension of credit hereunder, it shall be evidence of MCCI's obligation to pay and shall not be payment.

3. To secure payment of all current and future debts owed to DFS by MCCI, whether under this Agreement or any current or future guaranty or other agreement, MCCI grants to DFS a security interest in all inventory, equipment, fixtures, accounts, contract rights, chattel paper, instruments, documents of title, deposit accounts, reserves and general intangibles, now owned or hereafter acquired, and all attachments, parts, accessories, accessions, substitutions and replacements thereto, and all proceeds thereof, and to the extent related to the property described above, all books, correspondence, credit files, records, invoices and other papers and documents, including without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of MCCI or any computer bureau from time to time acting for MCCI, and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance, and all proceeds thereof (the "Collateral"). To the extent so defined, the above assets shall have the same meanings as in
Article 9 of the Uniform Commercial Code as adopted by the State of Arizona. MCCI agrees to execute a UCC-2 which is identical in form and substance to the form attached hereto as Exhibit A. MCCI will hold all of the Collateral in trust for DFS and will account for and remit directly to DFS all such proceeds when payment is required under terms of this Agreement. DFS' lien or security interest will not be impaired by any payments MCCI may make to the seller or any other person or entity.

4. MCCI will not, without DFS' prior written consent, rent, lease, lend, demonstrate, pledge, transfer or secrete any of the Collateral, except Permitted Liens (as defined below) or use any of the Collateral for any purpose other than exhibition and sale to buyers in the ordinary course of business. Each financial statement that MCCI is required to submit to DFS shall be materially correct and will accurately represent MCCI's financial condition. MCCI will execute those documents DFS may reasonably request to confirm or perfect DFS' security interest in Collateral.

     "Permitted Lien" shall mean:

     (i)    security interests and/or liens in favor of DFS;

     (ii) liens and/or security interests in favor of lenders who have entered into an Intercreditor Agreement and/or Subordination Agreement with DFS with respect to the property covered by such agreements;

     (iii) liens for taxes not delinquent or being contested in good faith and in appropriate proceedings in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

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     (iv)   mechanics', workmen's, materialmen's, carriers', warehousemen's or other like liens arising in the ordinary course of business and with respect to obligations which are not due or which are being contested in good faith and in appropriate proceedings in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

     (v) minor encumbrances or transfers or sales of assets that do not in the aggregate materially detract from the value of the property or assets or materially impair the use and the operation of the business of MCCI in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00); or

     (vi) liens securing capital leases arising out of or relating to MCCI's ordinary course of business.

5. MCCI will pay all taxes, license fees, assessments and charges on the Collateral for which MCCI is responsible when and as due, except for Permitted Liens. MCCI will notify DFS as soon as practicable after MCCI learns of any loss, theft or destruction of or damage to any of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00). MCCI will keep the Collateral insured for its full insurable value (less an appropriate deductible) against loss or damage under an "all risks" insurance policy with an insurance company that is rated "A" or better according to the most current Best's Key Rating Guide. MCCI also agrees that such insurance will contain a loss-payee clause payable to DFS to the extent of any loss to the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00). MCCI agrees to provide DFS with written evidence of insurance coverage. If MCCI fails to initiate an insurance claim with its insurance carrier within sixty (60) days of its knowledge of any loss, theft or destruction of or damage to all or any portion of the Collateral, DFS may, upon notice to MCCI, thereupon file all papers, forms and documents to such claim on behalf of MCCI, and MCCI gives DFS a limited power of attorney for that purpose, and only that purpose. If MCCI fails to pay any of the above-referenced costs, charges or insurance premiums, or if MCCI fails to insure the Collateral, DFS shall have the right (but not the obligation), upon prior notice to MCCI, to pay such costs, charges and insurance premiums, and the amounts paid will be considered an additional advance by DFS to MCCI under this Agreement.

6. MCCI represents that it conducts its business as a corporation. MCCI agrees to notify DFS of any change in its identity, name, form of ownership, or of any material change in its senior management, and of any change in its principal place of business. The Collateral will be kept at MCCI's places of business as identified on Exhibit B attached hereto and incorporated herein by this reference and at the places of business of those certain MCCI affiliates as identified on said Exhibit B ("the Affiliate(s)"), but at no other affiliates' locations without the prior written consent of DFS, until sold in the ordinary course of business. In addition, MCCI will not allow any third party to control the Collateral at any of the locations on Exhibit B (or any other locations) except upon documentation acceptable to DFS. MCCI agrees to immediately notify DFS in writing if any Collateral is kept at any other address. MCCI has done business during the six (6) month period immediately preceding the date of this Agreement only under the corporate name of MicroAge Computer Centers, Inc. This Paragraph 6 is for informational purposes only, and is not in any manner intended to expand or limit the extent of the security interest in the Collateral granted to DFS hereunder.

7. DFS shall have the right (but not the obligation), for the purposes hereinafter described, to enter upon MCCI's premises from time to time during the term of this Agreement (such entrance to occur during the normal business hours of MCCI) upon not less than twenty four (24) hours notice to MCCI; provided, however, that if an Event of Default (as defined below) by MCCI occurs and is continuing, DFS may enter MCCI's premises immediately (upon not

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less than one (1) hour's notice and without waiting for any time permitted to cure such default to expire) during the normal business hours of MCCI. MCCI hereby agrees that any representative or agent of any entity purchasing an undivided economic participation in the A/R Facility and the Supplemental Line of Credit may accompany DFS during any entry on to MCCI's premises, as contemplated herein. The purposes for which DFS may enter pursuant to the terms of this Paragraph 7 are as follows: (i) to examine the Collateral; (ii) to appraise the Collateral as security; (iii) to verify the condition and non-use of the Collateral; (iv) to verify that all Collateral has been properly accounted for; (v) to verify that MCCI is in compliance with all terms and provisions of this Agreement; and (vi) to examine and make copies (at DFS' sole expense) of MCCI's books and records relating to the transactions which are the subject of this Agreement, and for no other purposes.

8. (a) MCCI shall repay all advances made by DFS under the Regular Line of Credit upon such program terms as are agreed to from time to time by DFS and MCCI. Anything in this Agreement to the contrary notwithstanding, DFS shall be under no obligation to make any advances under the Regular Line of Credit except pursuant to mutually agreed program terms.

    (b) The following will be the payment terms for the Supplemental Line of Credit:

         (i) Any advance of funds made to or on behalf of MCCI under the Supplemental Line of Credit will be due and owing to DFS by MCCI on the thirtieth (30th) day from the date of such advance.

    (c) (i) Except as otherwise agreed to in writing between the parties, no finance charges shall accrue on payments received timely in accordance with this Paragraph 8. (ii) For amounts under the Regular Line of Credit that remain outstanding after the expiration of any interest free period, as reflected in the Statement of Transaction, and for which MCCI does not timely remit payments in accordance with the Statement of Transaction, and for amounts under the Supplemental Line of Credit that remain outstanding after thirty (30) days from the date of any advance thereunder and for which MCCI does not timely remit payments in accordance with this Paragraph 8, a finance charge shall accrue at a per annum rate equal to the Prime Rate plus Six and One-Half Percent (6.5%) while such amounts remain unpaid. For purposes of this Agreement, "Prime Rate" means, as to any calendar month, the rate of interest announced by Chase Manhattan Bank at its New York City office as being its prime commercial lending rates on the last business day of the preceding calendar month; provided, however, that for purposes of this Agreement, the Prime Rate shall not be deemed to be less than Five and Three Fourths Percent (5.75%) per annum. If any vendor, manufacturer or distributor of any Collateral provides a finance charge subsidy which covers the charges, if any, under this Paragraph 8, MCCI, in its sole discretion, may provide that any such subsidy shall be credited to MCCI's account. Notwithstanding any other provision herein to the contrary, DFS and MCCI agree that any programs which may be offered by a vendor, manufacturer or distributor of any Collateral being financed by DFS under the Regular Line of Credit to DFS from time to time shall be made available to MCCI and that the terms of such programs may be changed from time to time. DFS shall provide MCCI written notice prior to the effective date of any such program change; provided, however, that if the terms of any such program are less favorable than those in effect on the effective date of this Agreement, MCCI shall have the right, in its sole discretion, to (I) accept the less favorable program; (II) seek alternative financing options; or (III) terminate the Regular Line of Credit immediately.

    (d) All payments shall be presented to DFS at its Tempe, Arizona branch office, or such other location as DFS may specify in writing. Any

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checks or other instruments delivered to DFS to be applied against outstanding obligations of MCCI will constitute conditional payment until the funds represented by such instruments are actually received by DFS. Further, DFS may apply principal payments to the oldest (earliest) invoice for the Collateral financed by DFS, but in any case, all principal payments shall first be applied to such Collateral which is sold, lost, stolen, destroyed, damaged or otherwise disposed of (except as may otherwise be expressly provided for herein, this provision shall not be construed in any manner to accelerate the payment of any payment due dates). Any discount, rebate, bonus, or credit related to the Collateral which may be granted to MCCI will not, in any way, reduce the debt owed to DFS by MCCI, until DFS shall have received payment.

9. (a) MCCI agrees that, until all of its outstanding indebtedness to DFS under this Agreement is paid in full, MCCI will deliver to DFS' Tempe, Arizona branch office, or such other location as DFS may specify in writing, each Tuesday during the term of this Agreement, an inventory warehouse status report (the "Inventory Warehouse Status Report"), in the form attached hereto as Exhibit C, listing, by make, all inventory in the actual possession of MCCI as of the close of business on the preceding Monday. On the receipt of each Inventory Warehouse Status Report, DFS will calculate MCCI's Excess Inventory. "Excess Inventory" will mean all inventory now owned or hereafter acquired by MCCI which is new, unopened in the original container and which is located in MCCI's Tempe, Arizona and Cincinnati, Ohio Distribution Centers, excluding therefrom: (i) all brands of Inventory being financed from time to time by DFS pursuant to the Regular Line of Credit (the "Regular Inventory"); (ii) encumbered inventory, which is defined as inventory subject to a security interest asserted by any third party which security interest is superior to the lien of DFS (either pursuant to operation of law or pursuant to an intercreditor or subordination agreement between such third party and DFS); and (iii) inventory which has been owned by MCCI for a period of longer than one hundred twenty (120) days. Loans will be made available under the Supplemental Line of Credit in an aggregate amount at any one time outstanding not to exceed:

         (i) sixty percent (60%) of the remainder of (A) the wholesale invoice price to MCCI of the Excess Inventory as reflected in the Inventory Warehouse Status Report, minus (B) an obsolescence reserve in the amount of Three Percent (3%) of the wholesale invoice price to MCCI of the Excess Inventory, or such other obsolescence reserve amount as DFS deems reasonably necessary from time to time; minus (C) any Deficit Net Collateral Value of the Regular Inventory and any Deficit Net Collateral Value of the IBM Credit Inventory, as calculated pursuant to clause (ii) below, and minus (D) the Guaranty Reserve Amount as defined in clause (iii) below (the "Net Excess Inventory Availability");

         (ii) The Net Collateral Value of the Regular Inventory as at any time will be an amount equal to (A) the then current aggregate wholesale invoice price to MCCI of the brands of Inventory financed by DFS under the Regular Line of Credit, as reflected on the then current Inventory Warehouse Status Report, minus (B) the outstanding balance under the Regular Line of Credit as of the close of business on the day immediately preceding the date of DFS' then current calculation of Excess Inventory. The Net Collateral Value of the IBM Credit Inventory as at any time will be an amount equal to (C) the aggregate wholesale invoice price to MCCI of all inventory manufactured or sold by or bearing any trademark or trade name of, International Business Machines Corporation and any other brands of inventory financed by IBM Credit, the interest of DFS in which has been subordinated in DFS' sole discretion to IBM Credit pursuant to a subordination agreement between DFS and IBM Credit ("IBM Credit Inventory"), as reflected on the then current Inventory Warehouse Status Report, minus (D) the outstanding balance owed by MCCI to IBM Credit Corporation ("IBM Credit") for floorplan loans made

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by IBM Credit to enable MCCI to acquire the IBM Credit Inventory as of the close of business on the day immediately preceding the date of DFS' then current calculation of Excess Inventory, which outstanding balance will be provided by MCCI to DFS contemporaneously with the submission of each Inventory Warehouse Status Report. If the Net Collateral Value of the Regular Inventory and/or the Net Collateral Value of the IBM Credit Inventory is less than zero, then the amount by which it is less than zero shall be referred to as the "Deficit Net Collateral Value", to be applied as provided in clause (i) above;

         (iii) From time to time MCCI may request that DFS provide, in DFS' sole discretion, a guaranty or other similar document guaranteeing the obligations of MCCI or one of its affiliates to a third party ("DFS Guaranty"). From time to time MCCI may provide a guaranty or similar document to DFS or IBM Credit, acceptable to DFS or IBM Credit (as the case may be) in their respective sole discretion, on behalf of a third party, pursuant to which MCCI will guaranty the obligations of such third party to DFS or IBM Credit ("MCCI Guaranty"). An amount equal to (a) one hundred percent (100%) of the aggregate amount of all such DFS Guaranties in effect from time to time, and (b) twenty percent (20%) of the aggregate amount of all of such MCCI Guaranties in effect from time to time is herein called the "Guaranty Reserve Amount".

         (iv) An example of the calculation described in (i) through (iii) above are reflected on the worksheet attached hereto as Schedule 1.

DFS will lend to MCCI under the Supplemental Line of Credit, on request, up to the amount of the Net Excess Inventory Availability as requested, provided that at no time will (i) the outstanding balance owed by MCCI to DFS under the Supplemental Line of Credit exceed the Supplemental Inventory Limit, or (ii) the outstanding balance owed by MCCI to DFS under the Supplemental Line of Credit plus the aggregate outstanding balance of all payments by DFS with respect to receivables purchased by DFS under the A/R Facility that DFS has not collected exceed the Aggregate A/R and Supplemental Inventory Limit; and provided further, in the event DFS is required to pay any amount pursuant to any DFS Guaranty, such payment shall be deemed to be an advance under the Supplemental Line of Credit if sufficient loan availability exists thereunder at the time of such payment. If there is not sufficient loan availability under the Supplemental Line of Credit (including if such payment causes the occurrence of either of the events described in clause (i) or clause (ii) of the immediately preceding sentence) at the time any payment is made pursuant to any DFS Guaranty, such payment to the extent of such insufficiency, shall be deemed a loan made pursuant to the Supplemental Line of Credit, but payable ON DEMAND, bearing interest at the interest rate provided in Paragraph 8(c)(ii). In addition, in the event there is at any time a Deficit Net Collateral Value of the Regular Inventory and/or a Deficit Net Collateral Value of the IBM Credit Inventory, MCCI agrees that DFS may deem MCCI to have requested a loan, the proceeds of which are to be paid on behalf of MCCI under the Supplemental Line of Credit to either DFS or IBM Credit, as the case may be, in an amount not to exceed the Deficit Net Collateral Value of the Regular Inventory or the Deficit Net Collateral Value of the IBM Credit Inventory, as the case may be, if sufficient loan availability exists under the Supplemental Line of Credit of the time of such advance. If there is not sufficient loan availability under the Supplemental Line of Credit (including if such payment causes the occurrence of either of the events described in clause (i) or (ii) of the first sentence of this subparagraph) at the time any payment is made to cover a Deficit Net Collateral Value of Regular Inventory and/or a Deficit Net Collateral Value of the IBM Credit Inventory, such payment to the extent of such insufficiency, shall be deemed a loan made pursuant to the Supplemental Line of Credit, but payable ON DEMAND, bearing interest at the interest rate provided in Paragraph 8(c)(ii).

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     (b)  Notwithstanding any term of Paragraphs 8 and 9 to the contrary, if the
Net Excess Inventory Availability, calculated pursuant to any Inventory
Warehouse Status Report or as established by DFS at any time after conducting an inspection of the Collateral, is less than the outstanding indebtedness owed by MCCI to DFS under the Supplemental Line of Credit, MCCI will immediately pay to DFS a sum equal to the difference between such outstanding indebtedness and the Net Excess Inventory Availability. If MCCI from time to time is required to make immediate payment to DFS under this Subparagraph 9(b), MCCI agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of this Agreement, including without limitation, the scheduled payment terms contained in Paragraph 8.

     (c) MCCI will, within five (5) business days from the end of each month, deliver to DFS an Inventory Warehouse Status Report.

10. DFS acknowledges that MCCI is a member of a consolidated group of entities for financial reporting purposes, the members of which are identified on Exhibit D which is attached hereto and incorporated herein by this reference (the "Consolidated Group"). MCCI covenants and agrees with DFS that:

     (a) The Consolidated Group shall at all times maintain, on a consolidated basis, a Tangible Net Worth plus Subordinated Debt in a combined amount of not less than the sum of (i) One Hundred Forty Five Million Dollars ($145,000,000.00) plus (ii) seventy-five percent (75%) of the cumulative positive consolidated Net Income for each fiscal quarter commencing with the fiscal quarter beginning August 1, 1995 (Net Losses for any fiscal quarter shall not, however, reduce the minimum amount required under this clause (a)). For purposes of this Paragraph 10: (i) "Tangible Net Worth" means the net book value of the Consolidated Group's assets and liabilities, determined on a consolidated basis, in accordance with generally accepted accounting principles consistently applied, excluding from such assets all Intangibles; (ii) "Intangibles" means and includes general intangibles (as that term is defined in the Uniform Commercial Code), good will, prepaid expenses, deposits, licenses, covenants not to compete, the excess of cost over book value of acquired assets, franchise fees, organizational costs, capitalized research and development costs, accounts receivables and advances due from officers, directors, employees, stockholders and affiliated companies, leasehold improvements in excess of Five Million Dollars ($5,000,000.00) net of depreciation and such similar items as DFS may from time to time determine; (iii) "Subordinated Debt" means the indebtedness of the Consolidated Group which is subordinated to payment of its liabilities to DFS, as agreed to in writing by DFS, and (iv) "Net Income" and "Net Loss" means the net income or net loss of the Consolidated Group for such period determined in conformity with generally accepted accounting principles consistently applied.

     (b) The Consolidated Group shall at all times maintain, on a consolidated basis, Net Working Capital of not less than (i) Ninety Million Dollars ($90,000,000.00) plus (ii) fifty percent (50%) of the cumulative positive consolidated Net Income for each fiscal quarter commencing with the fiscal quarter beginning August 1, 1995 (Net Losses for any fiscal quarter shall not, however, reduce the minimum amount required under this Clause (b)). "Net Working Capital", for purposes of this Agreement, means the excess of current assets over current liabilities, both as determined on a consolidated basis, in accordance with generally accepted accounting principles consistently applied, provided that there shall not be included in current assets, any loans or advances made by the Consolidated Group to any person or entity, nor any asset (except Collateral in process of delivery) located outside the United States, Canada and Puerto Rico; but there shall be included in current assets, amounts owing by persons or entities located outside the United States, Canada and Puerto Rico, which arise from sales made by the Consolidated Group in the ordinary course of business.

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     (c)  The Consolidated Group shall at all times maintain, on a consolidated basis, a ratio of (i) the sum of (A) total liabilities plus (B) that portion of the Outstanding Balance (as defined in the Purchase Agreement) of all Sold Receivables (as defined in the Purchase Agreement) which MCCI and its affiliates have elected to receive if MCCI and its affiliates have received any or all of the amount due prior to Collection (as defined in the Purchase Agreement) of such Sold Receivables by DFS) pursuant to the third sentence of Section 2.1.B of the Purchase Agreement, to (ii) Tangible Net Worth, of less than 5 to 1 (the "Leverage Ratio").

     (d) The Consolidated Group shall at all times maintain, on a consolidated basis, a ratio of (i) the sum of (A) current assets plus (B) the Outstanding Balance of all Sold Receivables, to (ii) the sum of (C) current liabilities plus
(D) that portion of the Outstanding Balance of all Sold Receivables which MCCI and its affiliates have elected to receive if MCCI and its affiliates have received any or all of the amount due prior to Collection of such Sold Receivables by DFS pursuant to the third sentence of Section 2.1.B of the Purchase Agreement, of not less than 1.1 to 1.

     (e) Without DFS' prior written consent, no member of the Consolidated Group will (i) redeem, retire, purchase or otherwise acquire directly or indirectly any of the capital stock of MicroAge, Inc. in an amount greater than ten percent (10%) of the Consolidated Group's Tangible Net Worth immediately prior to the date of any such transaction; or (ii) make any stock dividend payments in an amount greater than ten percent (10%) of the Consolidated Group's Tangible Net Worth immediately prior to the date of any such transaction. The provisions of this Clause (e) will in no way be deemed a waiver of any of the financial covenants contained in Paragraph 10.

     (f) MCCI shall provide DFS with monthly internally prepared profit and loss statements, cash flow statements and balance sheets for the Consolidated Group within thirty (30) days following the end of each calendar month during the term of this Agreement (except for the month of MCCI's fiscal year end when such statements shall be provided to DFS in accordance with the filing of the Consolidated Group's Annual Report on Form 10-K with the United States Securities and Exchange Commission. MCCI shall advise, in writing, its independent auditors that MCCI is providing copies of its certified financial statements to DFS. DFS acknowledges that the parent entity of the Consolidated Group, MicroAge, Inc., is a publicly-held company, and that all information provided to DFS under this Paragraph 10(h) will not be available to the public and cannot be disclosed to any third party, unless such disclosure is made in accordance with the terms of any other agreement between MCCI and DFS. DFS' receipt of such information subjects it to the provisions of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, including Section 10(b) of such Act and Rule 10b-5 promulgated thereunder.

     (g) Paragraph 11 notwithstanding, a default by MCCI under this Paragraph 10 shall be deemed to be a non-monetary Event of Default, and, upon receipt of a written notice of default from DFS that it is in default under this Paragraph 10, MCCI shall have sixty (60) days to cure such default. MCCI shall notify DFS as soon as practicable should its ability to maintain any of the covenants under this Paragraph 10 be materially jeopardized.

     (h) If MCCI changes one or more of the accounting principles used in the preparation of its financial statements, because of a change mandated by the Financial Accounting Standards Board or generally accepted accounting principles, then an Event of Default (as defined below) relating to financial covenants contained in this Paragraph 10 shall not be considered an Event of Default if the required ratio or amount would have been complied with had MCCI continued to use those generally accepted accounting principles employed at the date of the most recent audited financial statement prior to the date of this Agreement. Immediately upon any such change, MCCI and DFS shall adjust the affected covenant to most accurately restate the affected covenant under the new accounting principles. MCCI represents that it has no knowledge of the existence of any such change currently mandated or proposed to be mandated by the Financial Accounting Standards Board or generally accepted accounting principles.

11. Any of the following events will constitute a default ("Event of Default") by MCCI under this Agreement:

     (a) MCCI materially breaches any of the terms, warranties or representations contained in this Agreement;

     (b) any representation, statement, report or certificate made or delivered on behalf of MCCI by any of its representatives, employees or agents to DFS pursuant to the terms of this Agreement is not true and correct in any material aspect;

     (c) MCCI fails to pay any of the liabilities or indebtedness owed to DFS pursuant to any advances or extensions of credit made hereunder when and as due and payable under this Agreement;

     (d) DFS determines in good faith that it is materially insecure with respect to any of the Collateral;

     (e)     MCCI abandons any material portion of the Collateral;

     (f) an attachment, sale or seizure is issued against the Collateral in an amount greater than $1,000,000.00;

     (g) the Collateral in an amount greater than $1,000,000.00 is seized or taken in execution;

     (h)     MCCI ceases or suspends normal business operations;

     (i) MCCI becomes insolvent or voluntarily or involuntary becomes subject to the Federal Bankruptcy Code, any state insolvency law or similar law, or makes a general assignment for the benefit of creditors, and with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety (90) days of the filing thereof; provided, however, that any advances under the Inventory Credit Facility to be made during such ninety (90) day period shall only be made upon receipt of the applicable court's approval;

     (j) MCCI misrepresents in any material aspect, its financial condition or organizational structure;

     (k) an MCCI Affiliate remains in default under the terms of its certain collateralized guaranty to DFS dated even date herewith after the time permitted to such Affiliate to cure any such default has expired;

     (l) MCCI or an MCCI Affiliate defaults under its obligations to DFS under the A/R Facility, and the applicable cure period thereunder, if any, has expired; or

     (m) MCCI is in default under any of its obligations to IBM Credit under any agreement between them (including, without limitation, any Agreement for Wholesale Financing) and the applicable cure period thereunder, if any, has expired.

12.  In the Event of a default:

     (a) Except as provided in Paragraph 10 hereof, DFS shall notify MCCI in writing that MCCI is in default under this Agreement, and MCCI shall have
(i) three (3) business days after receiving such notice to cure any monetary default, other than a monetary default caused by MCCI's failure to make any payment or payments under the Regular Line of Credit which individually or in the aggregate at any one time are less than One Million Dollars ($1,000,000.00), in which event MCCI will have thirty (30) days to cure such default; and thirty (30) business days after receiving such notice to cure any non-monetary default; provided, however, that notwithstanding that any cure period applicable to an Event of Default as provided above is in effect, MCCI shall not be entitled to any cure period with respect to, and an immediate Event of Default shall be deemed to have occurred upon the occurrence of, the Events of Default described in subparagraphs 11(h), (i), (k), (l), or (m).

     (b) If any Event of Default is not cured within the time period specified in Paragraph 12(a), DFS may do any or all of the following:

          (i) DFS will have no further obligations to provide financing to MCCI.

          (ii) Notwithstanding the terms of Paragraph 7 to the contrary, DFS will have the right, upon not less than one (1) hour's notice to MCCI, to immediately enter upon MCCI's premises, during the normal business hours of MCCI, to examine the Collateral and appraise the Collateral as security.

          (iii) DFS may immediately (A) terminate this Agreement; (B) call all of the indebtedness owed by MCCI to DFS, to the extent permitted by law, and subject to Paragraphs 17 and 18 hereof, to be immediately due and payable, together with all reasonable costs and expenses of repossession and collection activity, including, but not limited to, reasonable attorneys' fees; and (C) subject to Paragraphs 17 and 18 hereof, otherwise exercise its rights as a secured party to repossess and dispose of all Collateral in the possession of MCCI.

     (c) If MCCI fails to cure any Event of Default as provided herein, MCCI shall hold and keep the Collateral in trust, in good order and repair, only for the benefit of DFS, and shall not exhibit, transfer, sell, further encumber, or otherwise dispose of any of the Collateral, without the prior written consent of DFS.

     (d) Upon receipt of written demand by DFS, MCCI shall make the Collateral, together with all related documents, available to DFS, in good order, at MCCI's distribution facility located at 525 West Alameda, Tempe, Arizona 85282 or at those locations shown on Exhibit B.

13. DFS has all rights of a secured party under law. DFS' rights shall be cumulative. If DFS sells any such Collateral, the commercial reasonableness of such sale will be determined in accordance with the provisions of the Uniform Commercial Code as adopted by the State of Arizona.

14. If DFS fails to materially perform any of the obligations required by it hereunder, or if DFS materially breaches any of the terms, warranties or representations contained herein, and after written notification of such default is received by DFS, DFS shall have (i) three (3) business days after receiving such notice to cure any monetary default and (ii) thirty (30) business days after receiving such notice to cure any non-monetary default. If DFS fails to cure any such default within the time period specified in this Paragraph 14, then, in addition to all other remedies MCCI may have at law or in equity, MCCI may immediately terminate this Agreement.

15. The parties hereto acknowledge that, except as set forth in this Agreement, the Collateral is not warranted by either party; the parties further acknowledge that the obligations of a party hereunder to the other are not affected by any dispute such party may have with any third party.

16. In the event that any claim or crossclaim arising from this Agreement is made by either party against the other party in litigation, arbitration or other proceeding, the prevailing party shall be entitled, to the extent permitted by law, to recover from the other party all the reasonable costs, reasonable attorneys' fees and other reasonable expenses incurred by such prevailing party in the litigation, arbitration or other proceeding. This Agreement shall be deemed to have been made in and shall be governed by and construed pursuant to the laws of the State of Arizona.

17. The liabilities of the parties under this Agreement shall be limited to the outstanding amount of funds advanced and any finance charges pursuant to Paragraph 8 hereof; provided, however, that nothing in this Paragraph 17 shall be construed to restrict or limit DFS' right to recover the costs and expenses described in Paragraph 12(b) or 16. Except as may be specifically provided for herein or in any other agreement between them, neither MCCI nor DFS shall be liable to the other for consequential or punitive damages.

18.  Notwithstanding Paragraph 17 to the contrary:

     (a) MCCI agrees to indemnify and hold DFS harmless from and against any claims, demands, damages or assertions of liability asserted by any third parties (excluding any affiliated companies of DFS) of any kind or nature whatsoever, including reasonable attorneys' fees, resulting from any breach by MCCI of any of the terms, covenants, conditions or representations of this Agreement; and

     (b) DFS agrees to indemnify and hold MCCI harmless from and against any claims, demands, damages or assertions of liability asserted by any third parties (excluding any affiliated companies of MCCI) of any kind or nature whatsoever, including reasonable attorneys' fees, resulting from any breach by DFS of any of the terms, covenants, conditions or representations of this Agreement.

19. If at any time subsequent to the effective date hereof, any provision of this Agreement or any amendment hereto shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement or any amendment hereto.

20. The relationship of MCCI and DFS hereunder is that of borrower and lender. Neither MCCI nor DFS shall have any right or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party, or in the other party's name, except as may be herein expressly permitted. Nothing stated in this Agreement shall be construed as constituting MCCI and DFS as partners or joint venturers, or as creating the relationship of employer and employee, master and servant, franchisor and franchisee, or principal and agent between MCCI and DFS.

21. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. This Agreement shall become effective only after it has been signed by an authorized officer of MCCI and DFS. Its effective date shall be the date it is executed by the last party to sign. Absent termination of this Agreement pursuant to Paragraph 12 or 14, this Agreement shall continue in full force and effect through August 2, 1998. Thereafter, this Agreement will remain in full force and effect until the date which is ninety (90) days after a party gives written notice to the other that this Agreement is terminated upon the expiration of such ninety (90) days. If

MCCI terminates this Agreement pursuant to this Paragraph 21, DFS shall have no obligation to make any further advances or extensions of credit hereunder. If this Agreement is terminated, neither party shall be relieved from any obligation arising out of advances or commitments to extend financing made before the effective date of termination. DFS' rights under this Agreement and its security interest in Collateral will remain valid and enforceable until all extensions and advances of credit made to MCCI pursuant to the terms of this Agreement and all obligations of MCCI to DFS under any other agreement have been paid in full. Notwithstanding anything contained in this Agreement to the contrary, DFS will have no obligation to make any advance hereunder unless one or more financial institution(s) acceptable to DFS shall have entered into, and performs its obligations under, a participation agreement(s) mutually acceptable to DFS and such financial institution(s) pursuant to which DFS shall sell to such financial institution(s) an undivided economic participation in that portion of the aggregate A/R Facility and Supplemental Line of Credit and the Regular Line of Credit which exceeds Two Hundred Million Dollars ($200,000,000.00). DFS may only exercise its rights under the preceding sentence (absent the failure of any other conditions to make advances) upon ninety (90) days' prior written notice to MCCI, and at the end of any such ninety (90) day period, the Aggregate A/R and Supplemental Inventory Limit and the Regular Line of Credit will be automatically reduced by the amount of the terminated or nonperforming participation agreement(s), as the case may be.

22. MCCI may not assign this Agreement without the prior written consent of DFS, which consent may in the discretion of DFS be withheld. DFS may assign or participate a portion of DFS' interest in the A/R Facility and the Supplemental Line of Credit, without MCCI's consent so long as DFS' remaining interest in the A/R Facility and the Supplemental Line of Credit after such assignment or participation is at least One Hundred Million Dollars ($100,000,000.00); provided, however, that DFS may assign or participate a portion of its interest in the A/R Facility and the Supplemental Line of Credit to a third party (other than an affiliate of DFS) which would result in DFS retaining, after such assignment or participation, less than a One Hundred Million Dollar ($100,000,000.00) interest in the A/R Facility and Supplemental Line of Credit, only with the prior written consent of MCCI. DFS and MCCI hereby agree that notwithstanding any participation agreement between DFS and any participant, MCCI shall have no duty or obligation to communicate to any such participant, and all notices, reports, and other communications between DFS and MCCI shall be made without regard to any such participant. This Agreement will protect and bind the parties, their respective heirs, representatives, and permitted successors and assigns.

23. MCCI hereby waives all exemptions and homestead laws to the maximum extent permitted by law.

24. The failure of a party to exercise any of its rights or remedies under this Agreement shall in no manner whatsoever waive any of such party's rights or remedies as to any past, current or future defaults of the same or different kind.

25. Whenever in this Agreement it shall be required or permitted that notices be given or served by a party to or on the other, such notice shall be in writing (including facsimile transmissions or telegraphic or telex communications) and mailed (return receipt requested) telecopied, telegraphed, telexed or delivered, as appropriate, to each party at the address set forth in this Agreement or at such other address as the party affected may designate in a written notice to the other party hereto complying as to delivery with the terms of this Paragraph 25. All such notices shall be effective when received.

26.  Time is of the essence in the performance of this Agreement.

27. This Agreement amends and supplements the Original Agreement, as amended and restated. If the terms hereof conflict with the terms of such Original Agreement, as amended and restated, the terms of this Agreement will govern.

28. WAIVER OF JURY TRIAL. EACH OF MCCI AND DFS HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH MCCI AND DFS ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT AND THAT THEY UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS.

DEUTSCHE FINANCIAL SERVICES CORPORATION  MICROAGE COMPUTER CENTERS, INC.

By: /s/Stephen H. Patyk                 By: /s/Curtis J. Scheel
    ----------------------                  -------------------------------
Title:  AGM Vice President              Title: Vice President and Treasurer

                                  EXHIBIT LIST


Exhibit A -          Form of UCC-2

Exhibit B -          Location of Collateral

Exhibit C -          Form of Inventory Warehouse Status Report

Exhibit D -          Composition of Consolidated Group

Schedule 1 -         Supplemental Inventory Availability Worksheet

                                   EXHIBIT B

                             LOCATION OF COLLATERAL

MicroAge Computer Centers, Inc.

2400 S. MicroAge Way, Tempe, Arizona  85282 *
2925 S. Roosevelt Street, Tempe, Arizona  85282
1650 W. Alameda, Tempe, Arizona  85282
1625 Fountainhead Parkway, Tempe, Arizona  85282
525 W. Alameda, Tempe, Arizona  85282
1620 West Fountainhead Parkway, Tempe, Arizona  85282
5427 Duff Drive, Building 14, World Park Complex,
  Cincinnati, Ohio  45246
5443 Duff Drive, Building 14, World Park Complex,
  Cincinnati, Ohio  45246
443 W. Alameda, Tempe, Arizona  85282
421 W. Alameda, Tempe, Arizona  85282

MCCI Affiliates - Collateral Locations

MCSA, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282 *
2710 S. Roosevelt Street, Tempe, Arizona  85282

MCSB, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282 *
3905 Annapolis Lane, Plymouth, Minnesota  55447

MCSJ, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282 *
8602 Wolff Court, Westminster, Colorado  80030

MicroAge Solutions, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282 *
206 Danbury Road, Wilton, Connecticut  06897
111 N. Canal, Suite 190, Chicago, Illinois  60606
164 Middlesex Turnpike, Burlington, Massachusetts 01803
122 W. Carpenter Freeway, Suite 500, Irving, Texas  75039

MicroAge International, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282 *

MicroAge, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282 *

MCSP, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282*
8996 Kirby Drive, Houston, Texas  77054

MCSQ, Inc.
2400 S. MicroAge Way, Tempe, Arizona 85282*
21333 Haggerty Road, Novi, Michigan  48104

Kelly Micro Systems, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282*
25 Musick, Irvine, California  90701 (Accounts records)
19 Musick, Irvine, California  90701

MCST, Inc.
2400 S. MicroAge Way, Tempe, Arizona 85282*
7122 South Lewis, Tulsa, Oklahoma 74136
401 S.E. Dewey, Suite 316, Bartlesville, Oklahoma 74003
210 W. Park Avenue, Suite 3100, Oklahoma City, Oklahoma 73102
One City Place Drive, Suite 565, St. Louis, Missouri 63141
105 Holcomb Street, Springdale, Arkansas  75240


*Chief Executive Office

                                   EXHIBIT D

                       COMPOSITION OF CONSOLIDATED GROUP

     As of the date of this Agreement, the Consolidated Group is comprised of the following entities:

MICROAGE, INC.
MICROAGE COMPUTER CENTERS, INC.
MICROAGE SOLUTIONS, INC.
MCSA, INC.
MCSB, INC.
MCSJ, INC.
MICROAGE INTERNATIONAL, INC.
MICROAGE ENTERPRISES, INC.
MICROAGE EUROPE LIMITED
MICROSOURCE TECHNOLOGIES, INC.
MICROSOURCE DISTRIBUTIONS, INC.
153000 CANADA LIMITED*
BMUS CORPORATION
INTRACOM MARKETING, INC.
MCSP, INC.
MCSQ, INC.
KELLY MICRO SYSTEMS, INC.
MCST, INC.
MCSR, INC.*
MCSS, INC.*
MICROAGE FEDERAL, INC.
MICROAGE PAYMASTER, INC.
MICROAGE INFOSYSTEMS SERVICES, INC.
MICROAGE SYSTEMS, INC.
MICROAGE TECHNOLOGIES, INC.*
MICROAGE VENTURES, INC.*
MICROAGE RESELLERS, INC.*
MICROAGE ADMINISTRATION, INC.*
MICROAGE INFINITY, INC.*
MICROAGE INTEGRATION MANAGEMENT, INC.*

* Denotes Inactive Subsidiary